SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549
                   ---------------------------
                POST EFFECTIVE AMENDMENT NUMBER SIX
                              FORM S-8
                      REGISTRATION STATEMENT UNDER
                        THE SECURITIES ACT OF 1933
                        ---------------------------

                         NEXIA HOLDINGS, INC.
                         --------------------
        (Exact name of registrant as specified in its charter)

Nevada                                                        84-1062062
(State or other jurisdiction of          (I.R.S. Employer Identification No.)
incorporation or organization)

       268 West 400 South, Suite 300, Salt Lake City, Utah 84101
                  (Address of principal executive offices)

            The Amended 2004 Benefit Plan of Nexia Holdings, Inc.
             -----------------------------------------------------
                           (Full title of the plan)


   Richard   D. Surber,     268 West 400 South, Suite 300,
                            Salt Lake City, Utah 84101
        (Name, address, including zip code, of agent for service)

               Telephone number for Issuer:  (801) 575-8073


                      CALCULATION OF REGISTRATION FEE
=============================================================================

Title of Securities  Amounts to be        Proposed Maximum           Aggregate Amount    Registration Fee
to be registered      registered          Offering                     of Offering        to be registered
---------------------------------------------------------------------------------------------------------------
Common Stock,       500,000,000                 $0.0015                $750,000                  $95.03
par value .001
===============================================================================================================

(1)Bona fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule 457(h)
of the Securities Act of 1933, based on the average bid and asked price of the registrant?s common stock as of November 9, 2004, a date within five business days prior to the date of filing of this registration statement.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein.

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                               Post Effective Amendment to the
                          2004 Benefit Plan of Nexia Holdings, Inc.


        This Post Effective Amendment No. Six is being filed to reflect that the Board of Directors of Nexia Holdings, Inc. (the ?Company?) has amended The
2004 Benefit Plan of Nexia Holdings, Inc. as filed by the Company in an S-8 filed on January 12, 2004, file no. 333-111864, previously amended on February
24, 2004, file no. 333-113053, on May 21, 2004, file no. 333-115720, on July
26, 2004, file no. 333-117658 and on September 7, 2004, file no. 333-118835, and on October 7, 2004, file no. 333-119588, each of which is incorporated herein by reference. This sixth amendment will increase the number of shares to be included in the plan by Five Hundred Million (500,000,000) post reverse shares of the common stock of the Company.

On November 1, 2004 the Company carried out a 1 for 1,000 reverse stock split of the common stock, thus the previously registered number of shares of Three
Billion Six Hundred Fifty Million (3,650,000,000) would have been reduced to
3,650,000 post reverse shares, the additional 500,000,000 shares to be registered pursuant to this Amendment No. Six will increase the total number of post reverse shares registered under The 2004 Benefit Plan of Nexia Holdings, Inc. to 503,650,000 shares.

The sixth amendment to the 2004 Benefit Plan of Nexia Holdings, Inc. is filed as Exhibit ?A? hereto. The additional five hundred million
(500,000,000) post-reverse split shares are being registered hereby.

Item 8. Exhibits.

        The exhibits attached to this Registration Statement are listed in the
Exhibit Index, which is found on page 4.


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



                                          SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on November 10, 2004. Nexia Holdings, Inc.


                                            By:   /s/ Richard D. Surber
                                               ----------------------------
                                           Richard D. Surber, as President


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                      Title                              Date



/s/ Richard Surber           Director                      November  11 , 2004
---------------------------
Richard D. Surber


  /s/ Gerald Einhorn         Director                     November   11, 2004
---------------------------
Gerald Einhorn


   /s/John Fry               Director                     November   11, 2004
-------------------------------
John Fry, Jr.


/s/ Adrienne Bernstein         Director                    November  11, 2004
----------------------------
Adrienne Bernstein








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


                                   INDEX TO EXHIBITS

-------------------------------------------------------------------------------------------------------

                                                                                         Page
  Exhibits        SEC Ref. No.                Description of Exhibit
                  ------------                ----------------------
-------------------------------------------------------------------------------------------------------

      A              23(a)         Consent of Accountant                                  5
-------------------------------------------------------------------------------------------------------

      B                4           Amendment to 2004 Benefit Plan of Nexia Holdings, Inc. 6
-------------------------------------------------------------------------------------------------------

      C             5, 23(b)       Opinion and consent of Counsel with respect to         7
                                   the legality of the issuance of securities
                                   being issued
-------------------------------------------------------------------------------------------------------


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






Exhibit A

                                    HJ & ASSOCIATES, L.L.C.
                         CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS
                               50 South Main Street, Suite 1450
                                  Salt Lake City, Utah 84144


CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Nexia Holdings, Inc.
Salt Lake City, Utah


We hereby consent to the incorporation by reference in this Post Effective
Amendment to the Registration Statement of Nexia Holdings, Inc. on Form S-8, of our report dated May 10, 2004, (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern), included in and incorporated by reference in the Annual
Report on Form 10-KSB of Nexia Holdings, Inc. for the year ended December
31, 2003 and to all references to our firm included in this Registration Statement.


 /s/HJ & Associates
HJ & Associates, LLC
Salt Lake City, Utah
November 11, 2004













Exhibit B.

              POST EFFECTIVE AMENDMENT NUMBER SIX TO THE 2004
                      BENEFIT PLAN OF NEXIA HOLDINGS, INC.

   Effective this 11th day of November, 2004, Paragraphs 3 and 13 of the
2004 Benefit Plan of Nexia Holdings, Inc. shall be and hereby are amended to read as follows:

3. Shares of Stock Subject to this Plan. A total of Five Hundred Three
Million Three Hundred Sixty Five Thousand (503,650,000) post November 1, 2004 reverse split shares of Stock may be subject to, or issued pursuant to,
Benefits granted under this Plan.  If any right to acquire Stock granted under this Plan is exercised by the delivery of shares of Stock or the relinquishment of rights to shares of Stock, only the net shares of Stock issued (the shares of stock issued less the shares of Stock surrendered)
shall count against the total number of shares reserved for issuance under the terms of this Plan.
        ------------------------------------

13.Expiration and Termination of this Plan.  This Plan may be abandoned or terminated at any time by the Plan Administrators except with respect to any Options then outstanding under this Plan.  This Plan shall otherwise terminate on the earlier of the date that is five years from the date first appearing in this Plan or the date on which the five hundred three million six hundred fifty thousandth post November 1, 2004 reverse stock split share is issued hereunder.
        ---------------------------------------


ATTEST:

/s/ Richard Surber
Richard D. Surber, President



                                     5




--------------------------------------------------------------------------

Exhibit C
---------------------------------------------------------------------------


                           MICHAEL GOLIGHTLY

                           268 West 400 South
                               Third Floor   Telephone: (801) 575-8073 ext 152
Attorney at Law        Salt Lake City, Utah 84101    Facsimile: (801) 575-8092


November 9, 2004

Board of Directors
Nexia Holdings, Inc.
268 West 400 South, Suite 300
Salt Lake City, Utah 84101

 Re:    Legality and Authorization of Shares Issued Under
Form S-8 Registration Statement

Gentlemen:

I have acted as special counsel for Nexia Holdings, Inc., a Nevada corporation (the "Company"), in the limited capacity of rendering an opinion regarding the legality and authorization of the shares proposed to be registered under an amended registration statement on Form S-8 (the "Registration Statement") to amend a prior filing on January 12, 2004 and as amended on February 24, 2004, May 21, 2004, July 26, 2004, September 7, 2004 and October 7, 2004. The proposed amendment is to be filed with the Securities and Exchange Commission ("the Commission") under the Securities Act of 1933, as amended, ("the Act"). The Company is registering a Post Effective Amendment to the Benefit Plan entitled "The 2004 Benefit Plan of Nexia Holdings, Inc." (the "Benefit Plan") pursuant to which the Company will authorized the issuance of an additional Five Hundred Million (500,000,000) shares of the Company's common stock, par value $.001 (the "Shares"). All references to shares and the number of shares reflect the 1 for 1,000 reverse stock split of the common stock the Company as of November 1, 2004.

 In connection with the preparation of this Opinion, I have examined the following:

1. The Company?s Articles of Incorporation and amendments thereto and Bylaws as submitted to me by the Company pursuant to my request for same; 2. The Registration Statement herein referenced; 3.The Board of Directors
Resolution, dated November 9, 2004, authorizing and approving the Company's Post Effect Amendment No. Six to The 2004 Benefit Plan and the preparation of the Registration Statement; 4.The Company's Section 10(a) Prospectus for the Registration Statement; 5.The Company's Form 10-KSB for the fiscal year ended December 31, 2003; 6.The Company's Form 10-QSB for the quarter ended March 31, 2004; 7.The Company's Form 10-QSB for the quarter ended June
30, 2004; 8.Such other documents as I have deemed necessary for the purposes of this Opinion.

   Additionally, I have made such investigations of federal law as I have considered necessary and appropriate to form a basis for this opinion. My opinion is qualified by the scope of the review specified herein and I make no representations as to the sufficiency of my investigation for this opinion. I further expressly exempt from this opinion any representations as to the completeness, adequacy, accuracy or any other aspect of the financial statements incorporated in the Registration Statement.

  The documentation and representations provided to me for this opinion by the Company and its duly authorized representatives indicate that the Company is validly organized under the laws of the State of Nevada; the Company is current in its filings with the Commission; the Company's Board of Directors has authorized the Benefit Plan; the Company's Board of Directors has authorized the filing of the Post Effective Amended Registration Statement; and that the Five Hundred Million (500,000,000) shares to be included in the Amendment to the Registration Statement are available for issuance based upon corporate documentation and on the amount of shares actually issued and outstanding. As such, I am of the opinion that the Shares herein referenced have been duly and validly authorized and that subject to compliance with all provision of the Plan, the Shares will be validly issued as fully paid and non-assessable shares of common stock in the Company.

        This opinion is based upon and subject to the qualifications and limitations specified below:

(A) Certain of the remedial provisions of the 2004 Benefit Plan may be further limited or rendered unenforceable by other applicable laws and interpretations.

(B) In rendering the opinion that the shares of the Common Stock to be registered pursuant to the Registration Statement and issued under the Benefit Plan will be validly issued, fully paid and non-assessable, I assumed that: (1) the Company's Board of Directors has exercised good faith in establishing the value paid for the Shares; (2) all issuances and cancellations of the capital stock of the Company will be fully and accurately reflected in the Company?s Stock Records as provided by the Company's transfer agent; and (3) the consideration, as determined by the Company's Board of Directors, to be received in exchange for each issuance of common stock of the Company, has been paid in full and actually received by the Company.

(C) I have made no independent verification of the facts asserted to be true and accurate by authorized representatives of the Company and have assumed that no person or entity has engaged in fraud or misrepresentation regarding the inducement relating to, or the execution or delivery of, the documents reviewed.


(D) In rendering this opinion I have assumed that all signatures are genuine, that all documents submitted to me as copies conform substantially to the originals, that all documents have been duly executed on or as of the date represented on the documents, that execution and delivery of the documents was duly authorized on the part of the parties, that all documents are legal, valid and binding on the parties and that all corporate records are complete.

(E) I have assumed that the Company is satisfying the substantive requirements of Form S-8 and I expressly disclaim any opinion regarding the Company's compliance with such requirements, whether they are of federal or state origin, or any opinion as to the subsequent tradeability of any Shares issued pursuant to the Benefit Plan.

(F) I am admitted to practice law in the States of Utah and Texas. I am not admitted to practice law in the State of Nevada or in any other jurisdiction where the Company may own property or transact business. This opinion is with respect to federal law only and I have not consulted legal counsel from any other jurisdiction for the purpose of the opinion contained herein. I expressly except from this opinion any opinion as to whether or to what extent a Nevada court or any other court would apply Nevada law, or the law of any other state or jurisdiction, to any particular aspect of the facts, circumstances and transactions that are the subject of this opinion.

(G) This opinion is strictly limited to the parameters contained and referenced herein and is valid only as to the signature date with respect to the same. I assume no responsibility to advise you of any subsequent changes or developments which might affect any aspect to this opinion.

        I hereby consent to the use of this opinion as an exhibit to the Registration Statement. This opinion may not be used, relied upon, circulated, quoted or otherwise referenced in whole or in part for any purpose without my written consent.

Sincerely,

/s/ Michael Golightly
Michael Golightly





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